Exhibit 21.1
SUBSIDIARIES OF GREAT WESTERN BANCORP, INC.

Name	Jurisdiction of Incorporation/Organization

Great Western Bank	South Dakota
First Federal Investment Services, Inc.	Iowa
First Iowa Mortgage, Inc.	Iowa
FITS, Inc.	Iowa
Great Western Service Corporation	South Dakota
GW Leasing, Inc.	Nebraska
GWB, LLC	Nebraska
Security Bancservices Group, Inc.	Iowa
TMS Corporation of the Americas	Nebraska
Great Western Financial Services, Inc.	Nebraska
TierOne Reinsurance Company	Arizona
Valley Heights Lincoln LLC	Nevada
Wintergreen Real Estate Holding, LLC	Colorado
Great Western Statutory Trust IV	Connecticut
GWB Capital Trust VI	Delaware
Sunstate Bancshares Trust II	Delaware